Exhibit d.10

ALLIED CAPITAL CORPORATION

Rights Offering

Notice of Guaranteed Delivery

For Shares subscribed for under the
Basic Subscription And The Over-Subscription Rights

As set forth in Company’s Prospectus dated October      , 2002, this form or one substantially equivalent hereto may be used as a means of effecting the subscription for all shares of the Company’s common stock (the “Shares”) subscribed for under the Basic Subscription and the Over-Subscription Rights of the Offering. Such form may be delivered by mail, overnight courier or by hand to the Subscription Agent.

The Subscription Agent is:

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, New York 10038

Facsimile: (718) 234-5001

Telephone Number for Confirmation and Information: (718) 921-8200

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR OTHER TRANSMISSION OF INSTRUCTIONS VIA TELECOPY FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE VALID DELIVERY.

The New York Stock Exchange member firm or bank or trust company that completes this Form must communicate this guarantee and the number of shares subscribed for in connection with this guarantee (separately disclosed as to the Basic Subscription Rights and the Over-Subscription Right) to the Subscription Agent and must deliver this Notice of Guaranteed Delivery accompanied by full payment of the estimated subscription price guaranteeing delivery of a properly completed and signed copy of the Subscription Certificate to the Subscription Agent prior to 5:00 P.M., New York City time, on November 21, 2002, the Expiration Date, unless extended. Failure to do so will result in a complete forfeiture of the Subscription Rights.

GUARANTEE

The undersigned a member firm of the New York Stock Exchange or a bank or trust company having an office or correspondent in the United States, guarantees delivery to the Subscription Agent of a properly completed and executed Subscription Certificate by 5:00 P.M., New York City time, on the third business day after the Expiration Date, as subscription for such Shares is indicated herein or on the Subscription Certificate by the close of business on November 26, 2002.

Broker Assigned Control #

Basic Subscription Rights:	1. Number of Subscription Rights to be Exercised: _______________ Rights (No. of Subscription Rights)	Number of Basic Subscription Shares requested for which you are guaranteeing delivery of Subscription Certificate and Payment _____________ Shares (No. of Subscription Rights) 20	Payment to be made in connection with Basic Subscription: $_________________ (No. of Shares x $_____)

Over-Subscription Right:	2.	Number of Over- Subscription Shares requested for which you are guaranteeing delivery of Subscription Certificate and Payment: _______________ Shares	Payment to be made in connection with Over- Subscription Shares: $__________________ (No. of Shares x $________)

Totals	3.	Total Number of Shares for which you are guaranteeing delivery of Subscription Certificate and Payment _______________ Shares	Total payment to be made for total number of Shares being subscribed for: $_______________

Please assign above a unique control number for each guarantee submitted. The number must be referenced on any direct delivery or any delivery through DTC. In addition, please note that if you are guaranteeing for Shares pursuant to the Over-Subscription Right and are a DTC participant, you must also execute and forward to the Subscription Agent a Nominee Holder Over-Subscription Exercise Form.

Name of Firm	Authorized Signature

DTC Participant Number	Title

Address	Name (Please print or type)

City, State, Zip Code	( ) Area Code Telephone Number

Contact Name	Date